Exhibit 11.2

Consent of Independent Auditor

We consent to the use, in the Offering Statement on Form 1-A of CalTier Fund I, LP, a Delaware limited partnership, of our report dated May 12, 2023 on our audits of the statement of financial condition as of December 31, 2022, and the related statements of operations, changes in partners’ capital (deficit) and cash flows for the year then ended, and the related notes to the financial statements.

/s/ PKF San Diego, LLP
San Diego, California	PKF San Diego, LLP
August 22, 2024